Exhibit 99.3

KEY TRONIC CORPORATION RESPONDS TO FILINGS MADE BY CEMTREX, INC.
Spokane Valley, WA - September 6, 2017 - On September 5, 2017, Key Tronic Corporation (Nasdaq:KTCC), a provider of electronic manufacturing services, became aware of filings made by Cemtrex, Inc. (“Filer”) with the Securities and Exchange Commission (“SEC”) on September 5, 2017, which stated that Filer intends to commence an exchange offer for the outstanding shares of common stock of Key Tronic. Prior to such filings, Key Tronic was unaware of Filer’s purported interest in Key Tronic and had not had any communications with Filer or any of its affiliates relating to such interest.
The Filer’s statements were set forth in a registration statement for shares of Filer’s common stock, which describes a purported offer to exchange one share of Key Tronic’s common stock for one share of Filer’s common stock. At the close of business on September 6, 2017, the closing price for Key Tronic’s common stock was $6.81 and the closing price for Filer’s common stock was $3.15. Consequently, the purported offer would represent a discount of 53.7% per share to the price of Key Tronic’s common stock as of the closing prices of September 6, 2017. Based on Filer’s current SEC filings, Key Tronic understands that Filer has not commenced a formal exchange offer and that any such offer would require additional SEC filings by Filer.
Key Tronic remains optimistic about growth opportunities and our competitive strengths as discussed in our recent earnings release and conference call. We are continuing our business consistent with our existing strategic plan.
About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. Key Tronic provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to Filer’s SEC filings, Filer’s stated intention to make an exchange offer for Key Tronic’s common stock, and Key Tronic’s growth opportunities, competitive strengths and execution of the strategic plan. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including the other risks and uncertainties detailed from time to time in the Key Tronic’s SEC filings, including its most recent annual report and subsequent quarterly reports.
CONTACTS:
Brett Larsen
Chief Financial Officer
Key Tronic Corporation
(509) 927-5500

Michael Newman
Investor Relations
StreetConnect
(206) 729-3625